Exhibit 99.1

Gopher Protocol Developed and Filed Patent & Trademark for Remote Power Down

Gopher Protocol Inc.September 21, 2015 1:31 PMGlobeNewswire

PERRIS, Calif., Sept. 21, 2015 (GLOBE NEWSWIRE) -- Gopher Protocol Inc. (GOPH) ("Gopher") today announced that it has developed technology and filed a patent for remote disablement of mobile devices. The patent covers system, method and software application for remote disablement of mobile devices. The system can be configured to shut down the entire mobile device or partial functionalities via remote commands. In addition, the system can disable only GopherInsight(TM) integrated circuit via remote command, and therefore cause the disablement of its functionalities. The system can also cause a permanent disablement to the integrated circuit and the entire mobile device.

The system is intended to work over mobile devices and computerized systems and includes an option to erase all device's memory prior to its permanent deactivation or independently. The system can also re-enable the power to the proprietary microchip/mobile device and therefore restore its normal operation. This feature is used for remote disablement of a mobile device due to privacy protection or law enforcement reasons. Said privacy protection is a derivative of the company's patent FriendInMe(TM) which was filed last week. The system's privacy level is determined by a predefined user's setup.

This new patent is derivative of the GopherInsight(TM) platform, which is a new, integrated circuit technology developed by Gopher. GopherInsight(TM) is the heart of a new concept mobile system targeted to learn and adapt to each consumer's shopping habits.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") is a heuristic-based technology platform that connects consumers with the products and services they need through a novel way of master scheduling deliverables according to demand at the customer's location based on a smartphone application, the internet or by phone call. Gopher is presently developing mobile applications including The Magic Leaf, The Corporate Courier, Taximania and RoadFriend that are part of the GopherExpress platform -- http://hermesroll.com/ which content has been shifted into the Gopher branding under http://gopherex.com/ and gopherex.net as well as gas delivery via Neft -http://neftapp.com/

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336